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                                                                  EXHIBIT (c)(3)

                             STOCKHOLDER AGREEMENT


          STOCKHOLDER AGREEMENT (this "Agreement"), dated as of January 28,
                                       ---------
1998, by and among Kerr Group, Inc., a Delaware corporation ("Parent"), Saffron
                                                              ------
Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of
Kerr Group, Inc. ("the Purchaser") and James M. Hoak, Jr. (the "Stockholder").
                       ---------                                -----------

          WHEREAS, the Stockholder is, as of the date hereof, the record and beneficial owner of approximately 438,000 shares of common stock, par value $.01 per share (the "Common Stock") of Sun Coast Industries, Inc., a Delaware
                ------------
corporation (the "Company");
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          WHEREAS, Parent, the Purchaser and the Company concurrently herewith are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), which provides, among other things, for the
      ----------------
acquisition of the Company by Parent by means of a cash tender offer (the

"Offer") for any and all of the outstanding shares of Common Stock and for the
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subsequent merger (the "Merger") of the Purchaser with and into the Company upon
                        ------
the terms and subject to the conditions set forth in the Merger Agreement; and

          WHEREAS, as a condition to the willingness of Parent and the Purchaser to enter into the Merger Agreement, and in order to induce Parent and the Purchaser to enter into the Merger Agreement, the Stockholder has agreed to enter into this Agreement.

          NOW, THEREFORE, in consideration of the execution and delivery by Parent and the Purchaser of the Merger Agreement and the foregoing and the mutual representations, warranties, covenants and agreements set forth herein and therein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

          SECTION 1.  Representations and Warranties of the Stockholder.  The
                      -------------------------------------------------
Stockholder hereby represents and warrants to Parent and the Purchaser as follows:

               (a) Stockholder is the record and beneficial owner of approximately 438,000 shares of Common
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Stock (as may be adjusted from time to time pursuant to Section 6 hereof, the "Shares").
     ------

          (b) The Stockholder has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement.

          (c) This Agreement has been duly authorized, executed and delivered by the Stockholder and constitutes the legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally, and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

          (d) Neither the execution and delivery of this Agreement nor the consummation by the Stockholder of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which the Stockholder is a party or bound or to which the Shares are subject. Consummation by the Stockholder of the transactions contemplated hereby will not violate, or require any consent, approval, or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to the Stockholder or the Shares, except for any necessary filing under Securities Exchange Act of 1934, as amended (the "Exchange Act"), or the
                                                        ------------
Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR
                                                                       ---
Act"), or state takeover laws.

          (e) The Shares and the certificates representing the Shares are now and at all times during the term hereof will be held by the Stockholder, or by a nominee or custodian for the benefit of the Stockholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or

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arrangements or any other encumbrances whatsoever, except for any such encumbrances or proxies arising hereunder.

          SECTION 2.  Representations and Warranties of Parent and the
                      ------------------------------------------------
Purchaser.   Each of Parent and the Purchaser hereby, jointly and severally,
----------
represents and warrants to the Stockholder as follows:

               (a) Each of Parent and the Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement.

               (b) This Agreement has been duly authorized, executed and delivered by each of Parent and the Purchaser and constitutes the legal, valid and binding obligation of each of Parent and the Purchaser, enforceable against each of them in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

               (c) Neither the execution and delivery of this Agreement nor the consummation by each of Parent and the Purchaser of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which each of Parent and the Purchaser is a party or bound. The consummation by each of Parent and the Purchaser of the transactions contemplated hereby will not violate, or require any consent, approval, or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to either Parent or the Purchaser, except for any necessary filing under the HSR Act or state takeover laws.

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          SECTION 3.  Purchase and Sale of the Shares. The Stockholder hereby
                      -------------------------------
agrees that it shall tender the Shares into the Offer promptly, and in any event no later than the third business day following the commencement of the Offer, and that the Stockholder shall not withdraw any Shares so tendered. The Purchaser hereby agrees to purchase all the Shares so tendered at a price per Share equal to $10.75 per Share or any higher price that may be paid in the Offer; provided, however, that the Purchaser's obligation to accept for payment
       --------  -------
and pay for the Shares in the Offer is subject to all the terms and conditions of the Offer set forth in the Merger Agreement and Annex I thereto.

          SECTION 4.  Transfer of the Shares.  Prior to the termination of this
                      ----------------------
Agreement, except as otherwise provided herein, the Stockholder shall not: (i) transfer (which term shall include, without limitation, for the purposes of this Agreement, any sale, gift, pledge or other disposition), or consent to any transfer of, any or all of the Shares; (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of the Shares or any interest therein; (iii) grant any proxy, power-of-attorney or other authorization or consent in or with respect to the Shares; (iv) deposit the Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Shares or (v) take any other action that would in any way restrict, limit or interfere with the performance of the Stockholder's obligations hereunder or the transactions contemplated hereby.

          SECTION 5.  Grant of Irrevocable Proxy; Appointment of Proxy.
                      ------------------------------------------------

               (a) The Stockholder hereby irrevocably grants to, and appoints, Parent and any nominee thereof, its proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of the Stockholder, to vote the Shares, or grant a consent or approval in respect of the Shares, in connection with any meeting of the stockholders of the Company (i) in favor of the Merger, and (ii) against any action or agreement which would impede, interfere with or prevent the Merger, including any other extraordinary corporate transaction, such as a merger, reorganization or liquidation involving

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the Company and a third party or any other proposal of a third party to acquire the Company.

               (b) The Stockholder represents that any proxies heretofore given in respect of the Shares, if any, are not irrevocable, and that such proxies are hereby revoked.

               (c) The Stockholder hereby affirms that the irrevocable proxy set forth in this Section 5 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of the Stockholder under this Agreement. The Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and, except as set forth in Section 8 hereof, is intended to be irrevocable in accordance with the provisions of Section 212(e) of the Delaware General Corporation Law (the "DGCL").
                               ----

          SECTION 6.   Certain Events.  In the event of any stock split, stock
                       --------------
dividend, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the Common Stock or the acquisition of additional shares of Common Stock or other securities or rights of the Company by the Stockholder, the number of Shares shall be adjusted appropriately, and this Agreement and the obligations hereunder shall attach to any additional shares of Common Stock or other securities or rights of the Company issued to or acquired by the Stockholder.

          SECTION 7.   Certain Other Agreements. The Stockholder will notify the
                       ------------------------
Purchaser immediately if any proposals are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with the Stockholder or its officers, directors, employees, investment bankers, attorneys, accountants or other agents, if any, in each case in connection with any Acquisition Proposal or Acquisition Proposal Interest (as such terms are defined in the Merger Agreement) indicating, in connection with such notice, the name of the person indicating such Acquisition Proposal Interest and the terms and conditions of any proposals or offers.
The Stockholder agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any

                                       5
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parties conducted heretofore with respect to any Acquisition Proposal Interest.
The Stockholder agrees that it shall keep Parent informed, on a current basis, of the status and terms of any Acquisition Proposal Interest. The Stockholder agrees that it will not, and will use its best efforts to ensure that its officers, directors, employees, investment bankers, attorneys, accountants and other agents, if any, do not, directly or indirectly: (i) initiate, solicit or encourage, or take any action to facilitate the making of, any offer or proposal which constitutes or is reasonably likely to lead to any Acquisition Proposal,
(ii) enter into any agreement with respect to any Acquisition Proposal, or (iii) in the event of an unsolicited written Acquisition Proposal engage in negotiations or discussions with, or provide any information or data to, any person (other than Parent, any of its affiliates or representatives and except for information which has been previously publicly disseminated by the Company) relating to any Acquisition Proposal.


          SECTION 8.   Further Assurances.  The Stockholder shall, upon request
                       ------------------
of Parent or the Purchaser, execute and deliver any additional documents and take such further actions as may reasonably be deemed by Parent or the Purchaser to be necessary or desirable to carry out the provisions hereof and to vest the power to vote the Shares as contemplated by Section 5 hereof in Parent.

          SECTION 9.   Termination.  This Agreement, and all rights and
                       -----------
obligations of the parties hereunder, shall terminate immediately upon the earlier of (a) the termination of the Merger Agreement in accordance with its terms or (b) the Effective Time (as defined in the Merger Agreement); provided,
                                                                      --------
however, that Section 10 shall survive any termination of this Agreement.
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          SECTION 10.  Expenses.  All fees and expenses incurred by any one
                       --------
party hereto shall be borne by the party incurring such fees and expenses.

          SECTION 11.  Public Announcements.  Each of Parent, the Purchaser and
                       --------------------
the Stockholder agrees that it will not issue any press release or otherwise make any public statement with respect to this Agreement or the

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transactions contemplated hereby without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however,
                                                             --------  -------
that such disclosure can be made without obtaining such prior consent if (i) the disclosure is required by law and (ii) the party making such disclosure has first used its best efforts to consult with the other party about the form and substance of such disclosure.

          SECTION 12.  Miscellaneous.
                       -------------

               (a) Capitalized terms used and not otherwise defined in this Agreement shall have the respective meanings assigned to such terms in the Merger Agreement.

               (b) All notices and other communications hereunder shall be in writing and shall be deemed given upon (i) transmitter's confirmation of a receipt of a facsimile transmission, (ii) confirmed delivery by a standard overnight carrier or when delivered by hand or (iii) the expiration of five business days after the day when mailed in the United States by certified or registered mail, postage prepaid, addressed at the following addresses (or at such other address for a party as shall be specified by like notice):

               (A) if to the Stockholder, to:

                    James M. Hoak, Jr.
                    c/o Eric Van den Branden
                    13355 Noel Road, Suite 1050
                    Dallas, Texas 75240
                    Telephone:  (214) 960-4896

               and

               (B) if to Parent or the Purchaser, to:

                    Kerr Group, Inc.
                    c/o Fremont Partners, L.P.
                    50 Fremont Street, Suite 3700
                    San Francisco, California 94105
                    Facsimile:  (415) 284-8191
                    Attention:  General Counsel

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               with a copy to:

                    Skadden, Arps, Slate, Meagher
                     & Flom LLP
                    Four Embarcadero Center, Suite 3800
                    San Francisco, California 94111-4114
                    Facsimile:  (415) 984-2698
                    Attention:  Kenton J. King

               (c) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

               (d) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall be considered one and the same agreement.

               (e) This Agreement (including the Merger Agreement and any other documents and instruments referred to herein) constitutes the entire agreement, and supersedes all prior agreements and understandings, whether written and oral, among the parties hereto with respect to the subject matter hereof.

               (f) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the principles of conflicts of laws thereof.

               (g) Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and assigns, and the provisions of this Agreement are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

               (h) If any term, provision, covenant or restriction herein is held by a court of competent jurisdiction or other authority to be invalid, void or unen-

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forceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

               (i) Each of the parties hereto acknowledges and agrees that in the event of any breach of this Agreement, each non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto (i) will waive, in any action for specific performance, the defense of adequacy of a remedy at law and
(ii) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement in any action instituted in any state or federal court sitting in Wilmington, Delaware. The parties hereto consent to personal jurisdiction in any such action brought in any state or federal court sitting in Wilmington, Delaware and to service of process upon it in the manner set forth in Section 12(b) hereof.

               (j) No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by such party.

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          IN WITNESS WHEREOF, Parent, the Purchaser and the Stockholder have caused this Agreement to be duly executed and delivered as of the date first written above.

                                       KERR GROUP, INC.


                                       By /s/ Gilbert H. Lamphere
                                          -------------------------------
                                         Name:
                                         Title:


                                       SAFFRON ACQUISITION CORP.


                                       By /s/ Gilbert H. Lamphere
                                          -------------------------------
                                         Name:
                                         Title:



                                       By /s/ James M. Hoak, Jr.
                                          --------------------------------
                                         JAMES M. HOAK, JR.

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